Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Monarch Community Bancorp, Inc on Form S-3 of our reports dated March 3, 2008 with respect to the consolidated financial statements of Monarch Community Bancorp, Inc as of December 31, 2007 and 2006 and each of the three years ended December 31, 2007 which is included in the 2007 Annual Report on Form 10-K of Monarch Community Bancorp, Inc.
Plante & Moran, PLLC
Grand Rapids, Michigan
March 3, 2009